Exhibit 99.1

Towerstream Reports Higher Sequential Revenues and 38% Increase in Adjusted EBITDA for Third Quarter 2017

Key Performance Metrics Continue to Improve

MIDDLETOWN, R.I., Nov. 14, 2017 (GLOBE NEWSWIRE) -- Towerstream Corporation (OTCQB:TWER), a fixed wireless fiber alternative provider, today announced financial results for the third quarter ended September 30, 2017.

●	Adjusted EBITDA of $340,000 increased 38% in the third quarter of 2017 compared to the second quarter of 2017.

●	Third quarter revenues of $6,555,000 grew sequentially quarter over quarter.

●	Average revenue per user (ARPU) for new sales contracts was $579 for the third quarter of 2017, a 32% increase from the third quarter of 2016.

●	Churn was reduced to 1.26% in the third quarter of 2017 from 2.02% in the third quarter of 2016.

“The sequential improvement in many of our key financial and operational metrics reflects the progress we are making on our initiatives to position Towerstream for the future,” said Ernest Ortega, chief executive officer of Towerstream.

KEY PERFORMANCE INDICATORS

Key performance indicator (KPI) trends are shown below:

	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016

Sales	$148	$163	$148	$122	$130
Sales-ARPU	579	556	558	498	439
Churn	1.26%	1.48%	1.39%	1.52%	2.02%

Revenue	6,555	6,518	6,572	6,625	6,664
Adjusted EBITDA	340	247	247	(543)	45

Amounts in thousands, except ARPU and Churn

Certain prior period metrics have been recalculated in order to achieve consistency

Sales – Third quarter 2017 sales of $148,000 decreased 9% from sales of $163,000 in the second quarter of 2017, but were up 14% from third quarter 2016 sales of $130,000. Reported sales represent the monthly recurring revenue value of contracts signed with customers during the period.

“The sequential decrease in third quarter sales was anticipated as we work to re- build and upgrade our sales force. During the quarter, a significant portion of our sales force was comprised of new sales personnel added during the period. In addition, we opened a new sales office in Virginia which we believe will enable us to increase our sales candidate pool. Amidst all of these changes, the productivity levels among our remaining tenured sales personnel continued to improve year over year, and were up 75% from the third quarter of 2016,” said Ortega.

Sales Average Revenue Per User (ARPU) – The average revenue per user (ARPU) for new sales contracts signed during the third quarter was $579, a 4% increase from $556 in the second quarter of 2017 and a 32% increase from ARPU of $439 in the third quarter of 2016.

Ortega said, "Our ARPU continues to increase and we believe there is room for further growth as we leverage our competitive advantages. These include the speed-to-market benefits of fixed wireless, the reliability of our network and our ability to provide a carrier-class internet connection at very competitive rates.”

Churn – Churn, which is the monthly percent of revenue lost from customers terminating their service, was 1.26% in the third quarter of 2017, down from 1.48% in the second quarter of 2017, and 2.02% in the third quarter of 2016.

“Churn has continued to improve throughout 2017 as a result of our renewed focus on retaining our customers and building longer term relationships. This approach, which we implemented earlier this year, has started to pay dividends and we believe will be an important driver of our future growth,” added Ortega.

Revenue – Revenue increased to $6,555,000 for the third quarter of 2017 from revenue of $6,518,000 for the second quarter of 2017. “This is only the second quarter in more than four years where we achieved sequential improvement in revenue. While the increase was relatively small, we believe this is an indicator that our strategy to first stabilize and then grow revenue is generating results,” said Ortega.

Adjusted EBITDA – Earnings before interest, taxes, depreciation, and amortization (EBITDA) for continuing operations and excluding non-cash charges for stock-based compensation increased 38% to $340,000 for the third quarter of 2017, from $247,000 for the second quarter of 2017. Third quarter 2017 adjusted EBITDA was up substantially from $45,000 in the third quarter of 2016.

“We have achieved positive adjusted EBITDA in five of the last six quarters, with steady improvement throughout 2017. This progress is the result of our initiatives to streamline the business, increase revenues and improve efficiency. We believe we are on track for continued improvement,” said Ortega.

SUMMARY

“We believe the fast-growing demand for increasing bandwidth provides attractive growth opportunities for Towerstream. We are working to scale our existing, proven network to serve more of the approximately 400,000 commercial buildings and their tenants in our 12 major markets. To achieve that goal, we are building a highly motivated sales force to expand our reach and during the third quarter, we established a wholesale division to provide last-mile service to telecommunications carriers. As indicated by our key performance metrics, we believe we are making good progress on our overall plan to create a sustainable business model centered on strategic growth and improved financial performance,” said Ortega.

FINANCIAL STATEMENTS

Summary Statement of Operations for the Three Months Ended September 30, 2017 and 2016
(Amounts in millions except loss per share)
	2017	2016

Revenues	$6.5	$6.6
Operating expenses	8.3	10.2
Operating loss	(1.8)	(3.6)
Interest expense & other income	(1.3)	(1.6)
Loss from continuing operations	(3.1)	(5.2)
Loss from discontinued operations	-	-
Net loss	$(3.1)	$(5.2)

Loss per share (basic and diluted):
Continuing operations	$(8.30)	$(75.00)
Discontinued operations	-	-
Total	$(8.30)	$(75.00)

Summary Statement of Operations for the Nine Months Ended September 30, 2017 and 2016
(Amounts in millions except loss per share)
	2017	2016

Revenues	$19.6	$20.2
Operating expenses	26.1	30.6
Operating loss	(6.5)	(10.4)
Interest expense & other income	(3.9)	(4.7)
Loss from continuing operations	(10.4)	(15.1)
Loss from discontinued operations	-	(1.8)
Net loss	$(10.4)	$(16.9)

Loss per share (basic and diluted):
Continuing operations	$(39.25)	$(283.91)
Discontinued operations	-	(33.80)
Total	$(39.25)	$(317.71)

Summary Balance Sheets as of September 30, 2017 and December 31, 2016
(Amounts in millions)
	2017	2016

Cash	$8.3	$12.3
Other current assets	1.3	1.1
Total current assets	9.6	13.4
Property and equipment (net)	12.4	15.3
Intangibles, goodwill, and other	4.7	5.7
Total assets	$26.7	$34.4

Current liabilities - Continuing operations	$3.6	$3.3
Current liabilities - Discontinued operations	1.0	1.2
Current liabilities - Note payable (net)	-	31.5
Total current liabilities	4.6	36.0
Long-term liabilities - Note payable (net)	33.3	-
Long-term liabilities - Other	1.1	1.2
Total liabilities	39.0	37.2
Stockholders' Deficit	(12.3)	(2.8)
Total liabilities and equity (deficit)	$26.7	$34.4

NON-GAAP MEASURES

The KPIs discussed above used for the monitoring of the company's business performance are Non-GAAP measures.  These Non-GAAP measures are not recognized under Generally Accepted Accounting Principles ("GAAP") and, accordingly, investors are cautioned about using or relying on them as alternatives to recognized GAAP measures.  Our methods of calculating these measures may not be comparable to similar measures presented by other companies.

ABOUT TOWERSTREAM CORPORATION

Towerstream Corporation (OTCQB:TWERD) (www.towerstream.com) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses.  The company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

SAFE HARBOR

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR CONTACT

Laura Thomas

Chief Financial Officer

Towerstream

401-608-8277

lthomas@towerstream.com

Source: Towerstream